SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-07795


                                UNC Incorporated
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             (Exact name of registrant as specified in its charter)

   175 Admiral Cochrane Drive, Annapolis, Maryland, 21401-7394, (410) 266-7333
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.20 per share
               Series B Preferred Stock, par value $1.00 per share
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            (Title of each class of securities covered by this Form)


                          11% Senior Subordinated Notes
                   7 1/2% Convertible Subordinated Debentures
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      (x)             Rule 12h-3(b)(1)(i)      (x)
Rule 12g-4(a)(1)(ii)     ( )             Rule 12h-3(b)(1)(ii)     ( )
Rule 12g-4(a)(2)(i)      ( )             Rule 12h-3(b)(2)(i)      ( )
Rule 12g-4(a)(2)(ii)     ( )             Rule 12h-3(b)(2)(ii)     ( )
                                         Rule 15d-6               ( )

         Approximate number of holders of record of Common Stock as of the
certification or notice date:    1
                              -------

         Approximate number of holders of record of Series B Preferred Stock
as of the certification or notice date:   0
                                       -------


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         Pursuant to the requirements of the Securities Exchange Act of 1934 UNC
Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    September 24, 1997                        By: /s/ Jeffrey S. Bornstein
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                                                       Jeffrey S. Bornstein
                                                       Vice President